Exhibit 10.44

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

MASTER CLINICAL SERVICES AGREEMENT

This MASTER CLINICAL SERVICES AGREEMENT (this “Agreement”), effective as of the last date of authorized signature herein (the “Effective Date”), is made by and between Apnimed, Inc., a Delaware corporation with principal offices located at 20 Holyoke Street Cambridge, Massachusetts 02138 (“Sponsor”), and Syneos Health, LLC, a Delaware limited liability company with principal offices located in the United States at 1030 Sync Street, Morrisville, North Carolina 27560, together with Syneos Health UK Limited, a company with principal offices located at Farnborough Business Park, 1 Pinehurst Road, Farnborough, Hampshire, GU14 7BF, England (“Syneos Health”).

WITNESSETH:

WHEREAS, Sponsor is engaged in the business of developing, manufacturing, distributing, and/or selling pharmaceutical products, biotechnological products, and/or medical devices;

WHEREAS, Syneos Health is engaged in the business of providing clinical research services, data management, and related services in the pharmaceutical, biotechnology, and medical device industries; and

WHEREAS, Sponsor and Syneos Health desire to agree on terms which will be applied to govern Syneos Health’s provision of services for Sponsor in connection with a particular Study or Studies (as defined herein).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are mutually acknowledged, the Parties intending to be legally bound do hereby agree as follows:

1.
DEFINITIONS
1.1.
“Affiliates” means, with respect to a Party, any entity that directly or indirectly controls, is controlled by or is under common control with such Party. “Control”, “controls”, or “controlled” means the possession, directly or indirectly, of at least 50% of the share capital or voting rights or of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise. Any reference to “Syneos Health” in this Agreement shall be deemed to include its clinical Affiliates unless otherwise so stated as being applicable to Syneos Health, LLC, or an individual Affiliate exclusively.
1.2.
“Applicable Law” means all laws, legally enforceable rules, regulations, and binding ordinances (i) of the United States and the jurisdiction(s) in which the Study or the given activities will be performed and (ii) which are applicable to the performance of the Services and to the obligations of Sponsor or Syneos Health, as the context requires, under this Agreement, including the Federal Food, Drug and Cosmetic Act, 21 USC §301 et seq. and regulations promulgated thereunder, cGCP, cGLP and ICH guidelines, each as may be amended from time to time.
1.3.
“Background Intellectual Property” means Intellectual Property that is or becomes Controlled by a Party, Subcontractor, or Third Party Vendor and that exists on or before the Effective Date or is developed, conceived, created, or otherwise Controlled by a Party, Subcontractor, or Third Party Vendor during the term of this Agreement independent of activities under this Agreement.

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1.4.
“cGCP” shall mean current Good Clinical Practices as set forth in the rules and regulations promulgated by the applicable Regulatory Authority.
1.5.
“cGLP” shall mean current Good Laboratory Practice as set forth in the rules and regulations promulgated by the applicable Regulatory Authority
1.6.
“Change Order” means an amendment to a Work Order that captures a change in the scope of Services or other Study specific parameters, which may include an increase or decrease in the Direct Costs and Pass Through Costs and/or any timeline adjustments required due to the change in Study specifications or assumptions.
1.7.
“Clinical Trial Agreement” means the executed contractual agreement between Sponsor (and/or Syneos Health) and the Investigator or Site that manages the relationship, financial support and/or proprietary information during the performance of the Study by such Investigator or Site.
1.8.
“Commercially Reasonable Efforts” means, with respect to a Party, the efforts and resources which would be used (including the promptness in which such efforts and resources would be applied) consistent with generally accepted industry standards with regard to the activity to be undertaken by such Party.
1.9.
“Confidential Information” means all information (other than information described in Section 9.3) in the broadest sense communicated by either Sponsor or Syneos Health, including either Party’s employees, subcontractors, consultants, agents, and Affiliates that relates to past, present or future research, development, processes, protocol(s), financial statements, personnel information, pricing and/or business activities of the Party disclosing such information (the “Disclosing Party”) and its respective systems, procedures, algorithms, and data of which the Party receiving the Confidential Information (the “Receiving Party”) may construct, acquire, access, or possess by reason of this Agreement. Confidential Information will include any information (other than information described in Section 9.3) disclosed by a Disclosing Party to a Receiving Party prior to the Effective Date in connection with the discussions among the Parties with respect to the subject matter of this Agreement. The Parties further agree that Confidential Information shall include that information (other than information described in Section 9.3) discovered during an audit of either Party’s or its respective Affiliates’ facilities.
1.10.
“Controlled” or “Controls”, when used as a defined term, means possession of the right, whether directly or indirectly, and whether by ownership, license, or otherwise (other than by operation of a license under this Agreement), to assign or grant a license, sublicense, or other right or to transfer or provide access to or under, any material, information, or Intellectual Property right as provided for herein without violating the terms of any agreement with any third party, infringing upon the Intellectual Property rights of a third party, or misappropriating the proprietary information of a third party.
1.11.
“Direct Costs” means the price charged for labor in the performance of Services as set forth in the applicable Work Order.
1.12.
“Early Phase Services” means any combination of the following services: performance by Syneos Health of a clinical trial at a Syneos Health facility where Syneos Health would serve as a Site, bioanalytical analysis, statistics, validations, pharmacokinetics and related services.
1.13.
“FDA” means the United States Food and Drug Administration and any successor thereto.
1.14.
“ICH” the International Council for Harmonisation.
1.15.
“Intellectual Property” shall mean all intellectual property (whether or not patented or patentable), including patents, patent applications, inventions, trade secrets, copyrights, trademarks, designs, concepts, technical information, manuals, standard operating procedures, instructions, or specifications.

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1.16.
“Investigator” means a qualified clinical investigator as defined in ICH E6 4.1.1 engaged to conduct a clinical investigation of a particular Study and/or Study Product, excluding Syneos Health investigators performing Early Phase Services. For purposes of clarification, Investigators are not Syneos Health Personnel, Third Party Vendors, agents, or representatives of either Party.
1.17.
“Legal Representative” means an entity which has been granted formal authority through a legal delegation, or has agreed as part of the Services in a Work Order, to represent Sponsor as a local applicant, sponsor or representative, as the case may be, with local Regulatory Authorities in accordance with local regulations in a defined geographical area for specific purposes related to the Services.
1.18.
“Parties” means Syneos Health and Sponsor, collectively.
1.19.
“Party” means Syneos Health or Sponsor, individually.
1.20.
“Pass Through Costs” means any costs that are not Direct Costs incurred by Syneos Health in the performance of Services, including, without limitation, for Service-related travel, Third Party Vendor fees for items such as printing, laboratory services, shipping and facsimile costs, language translation, telephone charges, advertising, investigator meeting expenses, and/or other expenses associated with the Services. Travel costs include, but are not limited to, those associated with reasonable transportation, lodging, internet connection, and meals. For purposes of clarification, Investigator Grants (as defined in Section 4.3.1) are not considered Pass Through Costs.
1.21.
“Protocol” means the written protocol including the clinical testing procedures, conditions, and instructions for conducting a particular Study.
1.22.
“Regulatory Authority” means the FDA or any other local, state, national or multinational regulatory authority or government agency that is equivalent to or has any similar regulatory functions or responsibilities as the FDA in respect of pharmaceutical products.
1.23.
“Services” means the particular clinical research services and other tasks to be performed by Syneos Health for a given Study or project pursuant to this Agreement, as set forth in the Work Order.
1.24.
“Site” means a hospital, clinic, institution, academic institution, or practicing physician’s office participating in the conduct of the Study.
1.25.
“Study” or “Studies” means the clinical investigation, management and/or research activities related to a particular human clinical trial, or similar Sponsor project conducted pursuant to the applicable Protocol.
1.26.
“Study Product” means, for a given Study, the therapeutic compound(s) of Sponsor that is(are) the subject of such Study, as well as any applicable placebo, potential product, or device used in the administration of the Protocol.
1.27.
“Study Records” refers to all information regardless of purpose, format, location, system or origination that is a result of the conduct of a Study and/or performance of Services.
1.28.
“Subcontractor” means any entity or individual other than Syneos Health or Syneos Health’s Affiliates, including, but not limited to, a natural person independent contractor, who is performing any of the Services which Syneos Health agreed to directly perform for Sponsor in a Work Order.
1.29.
“Syneos Health Personnel” means employees or contracted personnel of Syneos Health or of any Syneos Health Affiliate performing the Services in connection with a given Work Order.

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1.30.
“Third Party Vendor” means any third party entity approved by Sponsor (whether in writing or in a Work Order) that performs ancillary services for a Study or the Services pursuant to a contract entered into by either Sponsor or Syneos Health, or any agent or representative of either. Third Party Vendors include, but are not limited to, central labs, drug depots, meeting planners, transportation companies, translation vendors, scale providers, equipment providers, electronic data capture (EDC) providers or any other vendor performing services not within those offered by Syneos Health. For purposes of clarification, Third Party Vendors shall not include Syneos Health Personnel, Investigators or Sites.
1.31.
“Work Order” means an individual project agreement executed between Sponsor and Syneos Health that: (i) expressly incorporates the terms and conditions of this Agreement; (ii) is made with respect to such specific Study or Sponsor project; (iii) is signed by both Parties; and (iv) specifies the parameters and sets forth the details of the Services to be performed by Syneos Health in conducting the Study or project, including, without limitation, the scope of work, Study/Service-specific assumptions or specifications, estimated time period for completing Services, major Study milestones and target dates, estimated budget, payment and currency schedules that are agreed upon by both Parties over the term of the project, resource allocation, and/or other specific Services to be performed by Syneos Health.
1.32.
“Work Product” means all data and information generated or derived by Syneos Health, Subcontractors or Third Party Vendors as the result of Services under this Agreement or through the use of or access to the Sponsor Confidential Information including Study Records.
2.
SERVICES
2.1.
Use of Affiliates. An Affiliate of a Party can enter into or perform Services in association with Work Orders under this Agreement with the other Party or an Affiliate of the other Party, with such Affiliates being bound by the terms and conditions contained herein; provided that such Party shall remain responsible for the actions and omissions of its Affiliates.
2.2.
Work Orders.
2.2.1.
Each Work Order will incorporate this Agreement by reference, subject to mutually agreeable Change Orders. Each Work Order shall constitute a unique agreement and shall stand alone with respect to any other Work Order entered under this Agreement. To the extent that terms and/or provisions of a Work Order conflict with the terms and/or provisions of this Agreement, the terms and/or provisions of this Agreement shall control unless the Work Order expressly states otherwise.
2.2.2.
The Parties agree that the Work Order shall set forth a reasonable schedule for the Services to be performed, and each Party will use Commercially Reasonable Efforts to comply with the timelines stated therein.
2.2.3.
To the extent a Work Order includes the provision of Early Phase Services, then the terms set forth in Appendix A shall apply to the Early Phase Services in addition to the terms set forth in this Agreement and the relevant Work Order.
2.2.4.
Unless otherwise agreed by the Parties in a Work Order, Change Order or Change Notification Form, Syneos Health shall supply all materials and equipment needed for Syneos Health to perform the Services in accordance with this Agreement, at its sole cost and expense. Sponsor is responsible for manufacturing the Study Product at its sole cost and expense.
2.3.
Start-Up Agreements. Prior to finalization of the respective Work Order, Syneos Health and Sponsor may enter into a start-up agreement (“Start-Up Agreement”). Syneos Health may commence certain start-up services with respect to that Study or project pursuant to the Start-Up Agreement prior to finalization of the

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full-Study or project Work Order. Upon finalization of the full-Study or project Work Order, the respective Start-Up Agreement will be superseded by the full Work Order.
2.4.
Change Orders.
2.4.1.
If either Party requests a change in the scope of Services or if there are changes to the assumptions or Study specifications upon which the Work Order is based (including, but not limited to, a change in start date for a Study or suspension of a Study), the Parties will agree to such changes in writing prior to their implementation.
2.4.2.
Once a change is identified, Syneos Health shall promptly provide written description of such change, including any impact to the budget, in a Change Notification Form (“CNF”). The CNF will be submitted to Sponsor for review and approval. Sponsor’s execution of the CNF shall serve as approval and instruction for Syneos Health to proceed with the modification of Services and budget revisions as set forth in the CNF. Upon signature of the CNF by Sponsor, the services set forth in the CNF will be considered Services to be performed by Syneos Health governed by and subject to the terms and conditions of this Agreement and the corresponding Work Order. The CNF process described herein shall not apply to Early Phase Services.
2.4.3.
A Change Order shall be completed when the cumulative changes to Direct Costs and Pass Through Costs under CNFs equal or exceed the threshold set forth in the requisite Work Order.
2.4.4.
CNFs and Change Orders may be approved and forwarded via hand-delivery, facsimile, electronic mail, portable document format (PDF), or overnight courier. Sponsor will respond to proposed CNF and Change Order documents within fifteen (15) calendar days after Sponsor’s receipt of same. The Parties agree to work together in good faith and use Commercially Reasonable Efforts to ensure that the timelines of the applicable Study are not adversely affected as a result of the CNF and Change Order preparation and approval process; provided, however, that (a) a proposed Change Order is not effective until it is executed and delivered by both Parties and (b) Syneos Health is under no obligation to perform any out of scope work until a CNF or Change Order for such work is agreed to by both Parties.
2.4.5.
Notwithstanding anything to the contrary herein: (i) if a modification reasonably involves the safety of a human subject or the integrity of the Study data or Study Records, Syneos Health shall quickly act on the requested change, and as soon as reasonably practicable, give notice to Sponsor by telephone or electronic means that such change occurred and a CNF or Change Order may be required; and (ii) in the event Syneos Health provides additional services or incurs Pass Through Costs at Sponsor’s written request and in accordance with Sponsor’s requirements in the absence of a CNF or Change Order, Sponsor will compensate Syneos Health for all Direct Costs and reimburse Syneos Health for all Pass Through Costs incurred.
2.5.
Interruption, Suspension, Delay. In the event Sponsor delays, suspends or places a hold on a Study or the Services, or in the event a Regulatory Authority places a hold on a Study for any reason or for reasons beyond the reasonable control of Syneos Health, Sponsor will promptly provide Syneos Health with written notice of such delay, hold or suspension. The Parties will, within thirty (30)days of such notice, use Commercially Reasonable Efforts to negotiate in good faith appropriate revisions to the applicable Work Order in accordance with Section 2.4. During the period following Syneos Health’s receipt of Sponsor’s notice of delay, hold or suspension, Sponsor will compensate Syneos Health for additional Direct Costs and Pass Through Costs incurred by Syneos Health as a result of such delay, hold or suspension; provided that Syneos Health will use Commercially Reasonable Efforts to stop further incurrence of, and otherwise mitigate, any such Direct Costs and Pass Through Costs. Sponsor acknowledges that if it delays, holds or suspends performance of the Services, then the Syneos Health Personnel originally allocated to the Work Order may be re-allocated by Syneos Health, and Syneos Health will not be responsible for delays due to re-staffing or re-allocation of resources. If Sponsor wishes to retain the Syneos Health Personnel during the delay, hold or suspension, then

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Sponsor agrees to pay the standard hourly rates of the allocated Syneos Health Personnel during the delay, hold or suspension. This cost is in addition to the budget contained in the Work Order. In the event that a Study or Services are delayed or suspended for a period of at least sixty (60) days, then Sponsor will compensate and reimburse Syneos Health for partially completed milestones and units and Pass Through Costs incurred or irrevocably committed to third parties up to the effective date of delay, hold or suspension in accordance with the payment terms applicable to the Work Order. In addition to the disclaimers set forth in Section 3.1.4 and Section 12, Syneos Health is not responsible for or liable to Sponsor for errors, delays or other consequences to the extent arising from (i) Sponsor’s actions or omissions (including, but not limited to, Sponsor’s failure to timely provide documents, materials, or information or to cooperate with Syneos Health); and (ii) reasons beyond Syneos Health’s ability to reasonably anticipate and prevent, control or mitigate.
2.6.
Transfer of Sponsor Obligations/Responsibilities. The transfer of obligations and/or responsibilities from Sponsor to Syneos Health pursuant to Applicable Law will be set forth in each Work Order. Any regulatory responsibilities not specifically transferred to Syneos Health shall remain the responsibility of Sponsor. Under no circumstance shall Syneos Health be required to accept responsibilities or conduct itself contrary to Applicable Law. The Parties acknowledge and agree that Sponsor shall at all times be deemed the “sponsor” of each Study pursuant to Applicable Law and ICH-GCP. All obligations transferred to Syneos Health revert back to Sponsor upon completion of the Services under a Work Order or termination or expiration of the applicable Work Order. Sponsor acknowledges that the development of the Protocol concept and scientific rationale shall be the sole responsibility of Sponsor regardless of Syneos Health’s involvement or lack thereof.
2.7.
Compliance with Law. The Parties shall perform their obligations hereunder in accordance with this Agreement, the applicable Work Order, and Applicable Law. The Parties will also comply, to the extent applicable, with the United States Federal anti-kickback statute (42 U.S.C. 1320a-7b), and the related safe harbor regulations. The Parties represent and warrant that they are, and will remain, in compliance with the Foreign Corrupt Practices Act (“FCPA”) and/or all other, applicable anti-bribery laws or regulations. A breach of this Section 2.7 will allow the non-breaching Party to immediately terminate this Agreement and/or any associated Work Order. Should any requirements of Applicable Law change, each Party will use Commercially Reasonable Efforts to satisfy the new requirements. In the event that compliance with such new requirements necessitates a change in the Services, the Parties will evaluate the need for a Change Order.
2.8.
Professional Standards. The Parties shall comply with all applicable validated methodology and generally accepted professional standards of care, including without limitation ICH Guidelines for GCP. In addition, as applicable, the Parties shall also perform their obligations in accordance with the Protocol, agreed upon standard operating procedures (“SOPs”), and mandates of any institutional review board(s), ethics committees or similar organizations approving a Study (“IRBs”). If there is a conflict between or among any of the standards set forth in this Section 2.8, the Parties shall discuss and mutually agree in writing on an appropriate course of action.
2.9.
Legal Representative Services. If the Work Order specifies that Syneos Health will serve (either directly or by engaging a local Affiliate) as Sponsor’s Legal Representative in one or more countries or if the act of making a submission to a Regulatory Authority (or other such Services) makes Syneos Health or its Affiliate the Legal Representative in that jurisdiction, then the Sponsor will issue such documents as may be required to delegate the necessary authority to Syneos Health and to account for any local regulatory requirements or regulations. Additionally, Sponsor will provide Syneos Health all information reasonably requested by Syneos Health in order to perform the duties of Legal Representative, specifically including providing any information as required by the applicable Regulatory Authority. In the event that Syneos Health, when acting as Legal Representative, is required by a local Regulatory Authority as an obligation of being Legal Representative to directly pay subjects, Sites, Investigators or any indemnification payments, Syneos Health will make such payments in the amounts required and Sponsor will reimburse Syneos Health for such payments. Where Syneos Health or its Affiliates serve as Sponsor’s Legal Representative (as outlined in this Section), then Section 7.5 shall also apply to the Legal Representative Services. To the extent Sponsor requires importer of record services of Syneos Health, Sponsor acknowledges that additional terms will be

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required to govern such services. Sponsor acknowledges that the duties of an EU data protection representative are entirely separate and unique from the duties of the Legal Representative, and Syneos Health’s services as a Legal Representative as agreed to herein do not include data protection representative duties.
3.
PERSONNEL, SUBCONTRACTING, THIRD PARTY VENDORS
3.1.
Responsibility and Management.
3.1.1.
Syneos Health Personnel. Syneos Health will remain responsible for the actions of all Syneos Health Personnel as if Syneos Health had taken such actions itself.
3.1.2.
Key Personnel. Each Work Order will list specific Syneos Health Employees responsible for planning, oversight and day-to-day operations regarding the Services to be provided in respect of such Work Order (“Key Personnel”). Except in connection with death, permanent incapacity, an illness making the relevant individual unavailable for work, maternity leave, promotion, transfer, the relevant individual leaving Syneos Health’s employment, leave of absence and/or other circumstances outside of Syneos Health’s reasonable control, Syneos Health shall not remove any Key Personnel from Sponsor’s projects except with the prior consent of Sponsor, which consent shall not be unreasonably withheld or delayed. Syneos Health shall bear the cost of transitioning responsibilities from the removed Key Personnel to any replacement personnel.
3.1.3.
Subcontracting. Syneos Health may subcontract any part of the Services to a third party. If Syneos Health so subcontracts, Syneos Health will notify Sponsor of the same (unless the Subcontractor is a natural person or an entity whose owner will directly perform the subcontracted Services), and it shall maintain appropriate agreements with each Subcontractor and flow down the following provisions, unless substantially similar provisions are already included in Syneos Health’s pre-existing Agreements: Sections 2.7 (Compliance with Law), 2.8 (Professional Standards), 3.2 (Debarment/Exclusions), 8.1 (Confidentiality), 10.1 (Work Product) and any other obligations under this Agreement that are applicable to the Services being performed by such Subcontractor. Subcontracting shall not relieve Syneos Health of its obligations under this Agreement, and Syneos Health shall remain primarily liable and shall be responsible for the performance of this Agreement and for the actions and omissions of all Subcontractors as if Syneos Health had taken such actions or made such omissions itself.
3.1.4.
Replacement. Sponsor may request replacement of assigned personnel for cause, including Subcontractors, Syneos Health agrees to promptly respond to any such request and make reasonable efforts to correct the situation in order to improve any deficient performance or to provide a replacement with an individual of similar experience to the one being replaced within a mutually agreeable timeframe, all of which shall be at the expense of Syneos Health.
3.1.5.
Third Party Vendors. Third Party Vendors contracted by Syneos Health will be bound by obligations that are consistent with the relevant and applicable terms of this Agreement and flow down, unless substantially similar provisions are already included in Syneos Health’s pre-existing Agreements, Sections 2.7 (Compliance with Law), 2.8 (Professional Standards), 3.2 (Debarment/Exclusions), 6.1.4, 8.1 (Confidentiality) and 10.1 (Work Product)) and require such Third Party Vendors to perform its services in accordance with generally accepted industry standards. Syneos Health shall not be liable for any Third Party Vendor errors, omissions, delays or consequences therefrom which are not the result of Syneos Health’s failure to adequately manage the Third Party Vendor. If the Third Party Vendor is non-compliant with any instruction provided by Syneos Health or provides non-conforming services or goods, Syneos Health will (promptly after obtaining knowledge of such non-compliance) provide remedial instructions to such Third Party Vendor and promptly inform the Sponsor of repeated or systemic non-conformance. If the non-compliance or non-conformance continues, Syneos Health and

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Sponsor will discuss further remedial measures which may include termination of the Third Party Vendor’s contract and the identification of a replacement.
3.2.
Debarment/Exclusions.
3.2.1.
Syneos Health and Sponsor. Each Party hereby represents that neither it, its Affiliates and their respective directors, officers or employees have been debarred and are not aware that any of the foregoing individuals or entities have been convicted of a crime which could lead to debarment or disqualification under the Generic Drug Enforcement Act of 1992.
3.2.2.
Subcontractors and Third Party Vendors. Syneos Health will not use the services of any Subcontractors or Third Party Vendors that, to Syneos Health’s knowledge, are or have been debarred or disqualified under the Generic Drug Enforcement Act of 1992.
3.2.3.
Notification. In the event that Syneos Health becomes aware that any of its or its Affiliates’ officers or directors, Syneos Health Personnel, Subcontractors or any Third Party Vendors or Investigators used in connection with the Services has become debarred, Syneos Health will promptly notify Sponsor.
3.3.
Third Party Vendor Indemnification. Upon reasonable request of a Third Party Vendor used in connection with the Services, Sponsor shall provide a separate letter of indemnification with such Third Party Vendor covering claims related to the administration of the Protocol and/or Study Product in a form mutually acceptable to Sponsor and such Third Party Vendor. Syneos Health shall not be required to indemnify any Third Party Vendors for third party claims related to the administration of the Protocol and/or Study Product. Syneos Health shall not be responsible for delays resulting from the negotiation of separate indemnification rights between Sponsor and any Third Party Vendors.
4.
SITES AND INVESTIGATORS
4.1.
Independence. Sponsor acknowledges and agrees that Investigators, Sites, data safety monitoring boards, key opinion leaders, IRBs and their members: (i) will not be considered Syneos Health Personnel, Subcontractors, Third Party Vendors or the agents of Syneos Health; and (ii) will exercise independent medical judgment. Syneos Health’s responsibilities regarding these organizations and their members will be limited to those specifically set forth in the applicable Work Order.
4.2.
Site Identification and Clinical Trial Agreements. If, pursuant to a Work Order, Syneos Health is responsible for identifying Investigators and Sites (collectively referred to as “Investigators” for purposes of Sections 4.2 and 4.3 only) and/or negotiating/executing Clinical Trial Agreements, the following provisions apply:
4.2.1.
Site Identification. Selection of Investigators will be subject to written approval by Sponsor prior to initiation of any Services or negotiations involving such Investigators.
4.2.2.
Clinical Trial Agreements. Unless otherwise agreed to in the Work Order, the Clinical Trial Agreement will be Syneos Health’s standard template, which will be provided to Sponsor for review and comment prior to use thereof. If a Site desires material changes to the Clinical Trial Agreement template that have an impact on Sponsor’s rights, Sponsor will provide timely feedback in connection with the drafting and negotiation of such Clinical Trial Agreement. Syneos Health is not responsible for any undue delay attributable to Sponsor’s failure to provide timely approvals or responses. If requested by an Investigator, Sponsor will provide a written indemnification directly to such Investigator. Sponsor acknowledges that Syneos Health shall have no indemnification obligation to any Investigator relative to the applicable Study Product or Protocol.

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4.3.
Investigator Grants.
4.3.1.
To the extent agreed to in a Work Order, Syneos Health is responsible to administer payments to Investigators on behalf of Sponsor according to the applicable Clinical Trial Agreement and Work Order (“Investigator Grants”). Investigator Grants shall be paid in advance of Syneos Health’s expectation to pay the Investigator, and Sponsor shall be responsible for any adverse action taken by an Investigator as a result of failure to pay Investigator Grants and other costs due and payable in a timely manner unless such failure is solely attributable to Syneos Health and such Investigator Grant and other costs were provided to Syneos Health in advance of the obligation to pay the Investigator. Each Clinical Trial Agreement will contain a statement to this effect.
4.3.2.
An initial advance for Investigator Grants and a mutually agreed payment date therefor shall be set forth in the Work Order. As the Study progresses, such initial advance will be applied to Investigator Grants as incurred. Syneos Health will invoice Sponsor quarterly for additional advances for Investigator Grants, based on estimated Investigator Grant accruals anticipated for the applicable Study in the following quarter, less any previously unused funds from previous advances from Sponsor for Investigator Grants.
4.4.
Patient Safety. Sponsor shall reimburse Syneos Health for all costs and expenses incurred by Syneos Health or others engaged by Syneos Health on behalf of Sponsor to ensure patient safety, continuity of treatment and compliance with Applicable Law, to the extent that such costs are actual, reasonable and verifiable. Such costs may include, but are not limited to, costs associated with the diagnosis of a suspected or actual adverse reaction, adverse event or personal injury involving the Study Product or the Protocol; provided that Sponsor shall not be required to reimburse Syneos Health for (i) any failure of Syneos Health, Syneos Health Personnel or Subcontractors to comply with Applicable Law, or (ii) any negligence, wrongful act or omission or willful misconduct of Syneos Health, Syneos Health Personnel or Subcontractors. Payments under this Section shall be in addition to any payments specified in the applicable Work Order. Syneos Health shall not be responsible for the payments described in this Section.
4.5.
Investigator Misconduct. If, during the course of conducting the Services, Syneos Health becomes aware of possible fraud or misconduct by an Investigator or at a Site (collectively referred to as “fraud” for purposes of this Section), Syneos Health will promptly (but no later than two (2) business days of becoming aware of a possible fraud) inform Sponsor of such possible fraud. Unless otherwise agreed upon by the Parties in writing, Sponsor will lead and solely control the investigation of the possible fraud and will share its findings from such investigation with Syneos Health on a confidential basis. Sponsor is solely responsible for notifying all applicable Regulatory Authorities and third parties if it concludes that fraud was or likely was committed, and Syneos Health shall not notify or interact with Regulatory Authorities or any third party concerning the possible or actual fraud or investigation thereof unless: (a) Sponsor requests that Syneos Health so notify or interact with one or more Regulatory Authorities or third parties, in which case Syneos Health shall follow Sponsor’s instructions with respect to such notification and interactions unless such instructions would require Syneos Health to violate Applicable Law or (b) (i) Syneos Health notifies Sponsor in writing of its disagreement with Sponsor’s conclusion that fraud did not or likely did not occur, which notification provides a detailed explanation of Syneos Health’s disagreement that demonstrates material errors in Sponsor’s investigation and/or its conclusions and (ii) Sponsor does not notify the applicable Regulatory Authorities of the possible fraud within ninety (90) days after the date of Syneos Health’s notice unless earlier reporting is appropriate to address patient safety concerns or to comply with Applicable Law. If Sponsor does not investigate the possible fraud within a reasonable time, or if fraud is confirmed by investigation and Sponsor does not fulfill its obligations to report the fraud within a reasonable time then Syneos Health may report its suspicions of fraud to the appropriate Regulatory Authority and notify Sponsor of this action in writing.

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5.
INVOICING AND PAYMENT
5.1.
Direct Costs and Pass Through Costs. In exchange for the Services, Sponsor shall pay Syneos Health the Direct Costs upon the terms specified in this Section and the applicable Work Order. Sponsor shall advance (in accordance with the applicable Work Order) Syneos Health a portion of the Pass Through Costs for Third Party Vendors in accordance with the terms specified in the applicable Work Order. Syneos Health shall hold all advances for Investigator Grants and Pass Through Costs as payment agent for Sponsor and only disburse the advances for Investigator Grants and Pass Through Costs to the third parties invoicing for the Investigator Grants and Pass Through Costs in accordance with the applicable contracts with the Investigator or Site or Third Party Vendor for the completion of the applicable Study.
5.2.
Invoicing. Unless otherwise agreed to in a Work Order or this Agreement, Syneos Health shall submit monthly invoices and such other bona fide substantiating internal documentation to Sponsor for timely payment of the Direct Costs and Pass Through Costs previously incurred. Sponsor shall render all payments due and payable to Syneos Health within [***] after receipt of the applicable invoice. Each invoice shall be deemed received: (i) [***] after the date postmarked if sent by mail; (ii) on the date sent by email if it is sent between the hours of 9AM to 5PM at Sponsor’s headquarters on a business day of the Sponsor and otherwise on the next business day of Sponsor after the email transmission; or (iii) one (1) business day after the date sent if sent by overnight delivery service. If a purchase order number is required for Syneos Health to invoice for the Services performed, Sponsor agrees to provide such purchase order number within [***] after the execution of the applicable Work Order. If the purchase order number is not provided within such time period, Sponsor agrees to timely pay any invoices issued without a purchase order number. Should Sponsor require that Syneos Health use a third party invoicing service/system, any costs associated with such use shall be invoiced to Sponsor as incurred, without mark-up.
5.3.
Late Payments. Sponsor will pay interest in the amount of [***] (or the maximum amount permitted by law [***]) for any undisputed payment not timely received. Sponsor will also reimburse Syneos Health for reasonable and documented attorneys’ fees, costs, or expenses incurred as a result of Syneos Health’s efforts to collect undisputed late payments. In the event that any non-disputed amounts remain unpaid for fifteen (15) days after the invoice due date, Syneos Health may stop work on the Services until it receives such past due payment. Prior to any such work stoppage, Syneos Health will provide Sponsor with ten (10) business days’ notice of its intent to cease Services. Other than as may be required under Applicable Law, Syneos Health shall have no liability to Sponsor for any costs or damages as a result of suspension caused by Sponsor’s failure to pay non-disputed amounts in accordance with this Section 5.3.
5.4.
Disputed Charges. If Sponsor, in good faith, disputes one or more items in an invoice, Sponsor will notify Syneos Health in writing, noting its objection with specificity within ten (10) business days of receipt of the invoice. Invoices for which no written objection is received within such ten (10) business day period shall be final and binding on the Parties. Syneos Health will respond to Sponsor within ten (10) business days of receipt of the notification of dispute. This written communication pattern will continue until the Parties agree to a resolution of the disputed amount. Sponsor shall pay the undisputed portion of an invoice according to Section 5.2 and shall pay, upon resolution of the dispute, the amount it is required to pay (if any) pursuant to the resolution agreed to by the Parties. Any dispute that cannot be resolved by good faith negotiation shall be resolved in accordance with Section 14.5 (Dispute Resolution). Sponsor shall not withhold payment of any non-disputed amounts due and payable under this Agreement by reason of any setoff, claim or dispute with Syneos Health, whether relating to Syneos Health’s breach, bankruptcy or otherwise. Sponsor’s failure to dispute an invoice shall not be construed as a waiver by Sponsor of any breach of Syneos Health’s representations, warranties, covenants and agreements set forth in this Agreement or its audit rights under Section 8.
5.5.
Study Close. Within ninety (90) days after the conclusion of the Services, including receipt of a final invoice from all Third Party Vendors, under a Work Order, Syneos Health will perform a final reconciliation of actual Services/units of work performed compared to Services/units of work outlined in the Study budget in the

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applicable Work Order (inclusive of Pass Through Costs) and will submit this reconciliation along with a final invoice to Sponsor. Any overpayment by Sponsor shall be credited or refunded to Sponsor by Syneos Health within [***] of such final invoice. Any underpayment by Sponsor shall be paid to Syneos Health within [***] after receipt by Sponsor of such final invoice.
5.6.
Financial Records. Syneos Health shall keep and maintain complete and accurate books and records in sufficient detail to determine amounts owed to Syneos Health hereunder. Such books and records shall be maintained for at least three (3) years following completion or termination of a Work Order and shall be made available for inspection, copying and audit by Sponsor in accordance with Section 8 and for the purpose of determining the accuracy of amounts invoiced.
5.7.
Taxes. As and when required by local law, VAT, GST or similar sales taxes or duties actually incurred by Syneos Health and imposed by any governmental agency as a result of this Agreement (“Applicable Taxes”) will be invoiced at current statutory rates and paid to Syneos Health by Sponsor in addition to contracted Direct Costs and Pass Through Costs. Syneos Health shall invoice Sponsor, and Sponsor shall pay Syneos Health in accordance with Section 5.2 for such Applicable Taxes. If requested by Syneos Health, Sponsor shall provide official documentation for such Applicable Taxes paid. If any payments made by the Parties become subject to withholding taxes under Applicable Law, each Party shall be authorized to withhold such taxes as required under Applicable Law, pay such taxes, and remit the balance due to the other Party net of such taxes. The Parties will cooperate in good faith to qualify the transactions for any exemptions or reductions in the amount of otherwise applicable withholding tax provided under Applicable Law (including the provisions of any relevant income tax treaty) and to complete such forms as necessary for such purpose.
5.8.
Currency. Unless otherwise agreed in the applicable Work Order, Sponsor shall make all payments to Syneos Health in United States dollars (“Contract Currency”), and accordingly Syneos Health shall invoice Sponsor for all Direct Costs, Pass Through Costs and Investigator Grants in the Contract Currency. If Direct Costs are incurred in a currency other than the Contract Currency, then Syneos Health and Sponsor will define the mechanism for currency exchange adjustment in the Work Order. If Pass Through Costs and Investigator Grants are incurred in a currency differing from the Contract Currency, then Syneos Health shall invoice Sponsor using the exchange rate published in oanda.com at the average bid rate on as of the most recent trading day before the expense invoice is generated by Syneos Health.
6.
REPRESENTATIONS AND WARRANTIES
6.1.
Syneos Health Representations and Warranties. Syneos Health represents and warrants that:
6.1.1.
[***];
6.1.2.
[***];
6.1.3.
[***];
6.1.4.
[***];
6.1.5.
[***]; and
6.1.6.
[***].
6.2.
Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that: (i) it has the full power, right, and authority to execute and deliver this Agreement; (ii) the person executing this Agreement is authorized to execute this Agreement; (iii) this Agreement is legal and valid and the obligations binding upon such Party are enforceable by their terms; and (iv) the execution, delivery, and performance of this Agreement does not conflict with any agreement, instrument, or understanding, oral or

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written, to which such Party may be bound, nor violate any law or binding regulation of any court, governmental body, or administrative or other agency having jurisdiction over it.
7.
TERM AND TERMINATION
7.1.
Term. This Agreement shall commence as of the Effective Date and shall continue for a period of [***], or until earlier terminated as provided below. Any Work Order that is not complete as of the date of expiration or termination of this Agreement shall remain in effect and continue to be governed by the terms and conditions of this Agreement unless such Work Order is specifically terminated in accordance with this Agreement or as otherwise mutually agreed in writing by the Parties.
7.2.
Termination. This Agreement or any and all associated Work Order(s) may be terminated as follows:
7.2.1.
Sponsor may terminate this Agreement or any Work Order upon sixty (60) days’ written notice to Syneos Health.
7.2.2.
A Party may terminate this Agreement and any Work Order on written notice effective immediately if the other Party commits a Material Breach (as hereinafter defined) of this Agreement or a Work Order which cannot be cured, or for a Material Breach of this Agreement or a Work Order which is capable of cure but is not cured within thirty (30) days of receipt of written notice from the other Party. “Material Breach” means failure to substantially comply with any material provision of this Agreement or any Work Order, including without limitation failure by Sponsor to pay any undisputed portion of an invoice within [***] of receipt of notice of an overdue invoice;
7.2.3.
A Party may terminate this Agreement and all Work Orders on written notice effective immediately if the other Party (i) ceases, or threatens to cease, to carry on business or maintain itself as a going concern; or (ii) becomes insolvent, is dissolved or liquidated, makes a general assignment for the benefit of its creditors, files or has filed against it, a petition in bankruptcy, or (iii) has a receiver appointed for a substantial part of its assets and is not discharged within thirty (30) days after the date of such appointment;
7.2.4.
A Party may terminate this Agreement and any Work Order on written notice effective immediately as a result of: (i) reasonably compelling scientific evidence that patient safety is at risk should the Services continue; (ii) Sponsor causing a compromise of Study data integrity; (iii) the withdrawal of the authorization to conduct the Study by the duly empowered government agency; or (iv) a reasonable belief that Applicable Law will be materially violated should this Agreement or any Work Order continue in effect; or
7.2.5.
A Party may terminate this Agreement and any Work Order immediately as a result of the other Party’s breach of the FCPA warranty in Section 2.7.
7.3.
Duties Upon Termination.
7.3.1.
Cooperation. Upon a Party giving notice of termination of this Agreement or any Work Order, the Parties will promptly meet and agree upon wind down activities and associated costs prior to the performance of any additional tasks not otherwise addressed in such Work Order. The Parties will reasonably cooperate with each other to provide for an orderly cessation of Services in a manner which recognizes the best interests and welfare of the Study subjects and is designed in accordance with ICH-GCP and Applicable Law. In the event Sponsor terminates only part of the Services described in a Work Order, the Parties will cooperate in good faith to enter into a Change Order.

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7.3.2.
Payment. Sponsor will pay or reimburse Syneos Health for the following upon termination in accordance with the terms set forth in Section 5 or the applicable Work Order:
(a)
Direct Costs owing for properly performed but partially completed milestones and units;
(b)
Pass Through Costs and Investigator Grants incurred or irrevocably committed to third parties up to the effective date of termination (provided that Syneos Health has used Commercially Reasonable Efforts to minimize such costs);
(c)
any additional amounts owed, but not yet paid, for Services properly performed or expenses properly incurred up to the effective date of termination;
(d)
time spent by Syneos Health Personnel (which shall be billed at Syneos Health’s rates then in effect as of the date of the termination notice under the affected Work Order(s)), incurred to conduct activities (including the fulfillment of any regulatory requirements) associated with the wind down of the affected Work Orders(s) or this Agreement (“Time Payment”) as referenced in Section 7.3.1; except that Time Payments shall not apply, either in whole or in part (as may apply at the time of termination), to termination by Sponsor as a proven result of a Material Breach by Syneos Health; and
(e)
in the case of termination by Sponsor pursuant to Section 7.2.1, the termination charge (if any) set forth in the terminated Work Order(s).
7.4.
Excess Payments. In the event of excess payment to Syneos Health by Sponsor, Syneos Health shall either apply such excess payment as a credit against other amounts currently due and payable or promptly refund such excess if there are no outstanding payments owed to Syneos Health.
7.5.
Termination of Legal Representative Services. Upon termination or expiration of this Agreement or any applicable Work Order, any Legal Representative Services provided by Syneos Health or its Affiliates, along with any delegation of authority documents issued by Sponsor in connection with such Legal Representative Services, will terminate or expire contemporaneously therewith. In such event, Sponsor will prepare and submit to the local authorities in each such country, prior to the effective date of such termination, such delegation of authority or other documents as may be required to appoint a replacement Legal Representative in each such country where the applicable Study is ongoing. Syneos Health will provide and will cause its Affiliate to provide all reasonable assistance necessary to transfer the Legal Representative Services to the replacement Legal Representative; provided, however, that, Syneos Health and Syneos Health’s Affiliate will not be liable for failure to comply with this Section caused by Sponsor’s delay in appointing a replacement Legal Representative. Notwithstanding the forgoing, in the event that the applicable Regulatory Authority continues to recognize Syneos Health, or Syneos Health’s Affiliate, as the Legal Representative, then the provisions herein shall remain in full force and effect until such time as the applicable Regulatory Authority recognizes the transfer to a replacement Legal Representative or the Study terminates, whichever comes first.
7.6.
Records Retention.
7.6.1.
Responsibility. At the expiration or termination of a Work Order and following satisfaction of Sponsor’s obligations, Syneos Health shall transfer all regulatory responsibility for the Study Records to Sponsor and provide Sponsor with all applicable Study Records.
7.6.2.
Instructions. Sponsor shall provide Syneos Health with written instructions as to the disposition of the Study Records and/or Work Product, including with respect to any such disposition following the termination or expiration of this Agreement. Such written instructions will provide that Syneos Health (i) deliver the Study Records to the location or party designated by Sponsor, subject to reimbursement as set forth herein, or (ii) dispose of the Study Records as directed by Sponsor. Any costs incurred as a

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result of such destruction or shipment of Work Product and/or Study Records incurred by Syneos Health will be reimbursed by Sponsor. Notwithstanding the foregoing and subject to any ongoing confidentiality obligations, Syneos Health may retain copies of any portion of the Work Product and/or Study Records as reasonably necessary for legal, regulatory or insurance purposes.
8.
INSPECTIONS AND AUDITS
8.1.
Conducted by Regulatory Authority. Each Party shall promptly notify the other Party of any Regulatory Authority’s inspections, investigations or inquiries concerning the Study for which Syneos Health is performing Services (“Inspections”). If a Regulatory Authority requests a Party not provide notification to the other Party of an Inspection, such Party will comply with such request, and its failure to notify will not be a breach of this Agreement. Neither Party may direct the manner in which the other Party fulfills its obligations to permit Inspections by Regulatory Authorities. Syneos Health will prepare responses for Inspections occurring on Syneos Health’s premises so long as Sponsor timely provides Syneos Health information required for adequately responding to Inspection findings. Commercially reasonable costs associated with hosting and responding to any Inspection (including any preparation, participation, follow-up and resolution of findings) may be invoiced to Sponsor on a time and materials basis.
8.2.
Conducted by Sponsor. [***].
9.
CONFIDENTIALITY
9.1.
Obligations. Either Sponsor or Syneos Health may become the recipient of Confidential Information of the other during the term of this Agreement. The Receiving Party shall (i) treat the Disclosing Party’s Confidential Information as confidential and proprietary and protect it with the same level of prudence and care as it would protect its Confidential Information, but in no event less than reasonable care; and (ii) use the Disclosing Party’s Confidential Information only as necessary to perform its obligations or exercise its rights hereunder. These confidentiality and use obligations shall remain in effect for seven (7) years after the expiration or termination of this Agreement.
9.2.
Disclosure. Without the prior written consent of the Disclosing Party, the Receiving Party will not disclose such information to any third party ; provided, however, that Syneos Health may disclose Sponsor’s Confidential Information to the following parties solely to the extent that such parties that have a need to know such Confidential Information in connection with the Services: (i) Syneos Health’s Affiliates and its and its Affiliates’ respective employees, Syneos Health Personnel, Third Party Vendors, agents or representatives; (ii) Investigators and their respective Sites; or (iii) third party auditors retained by the Sponsor, (iv) members of IRBs; or (v) Regulatory Authorities. Syneos Health shall only disclose Confidential Information to parties described in (i)-(iii) where such parties are bound to obligations of confidentiality and non-use substantially similar to those set forth herein.
9.3.
Exceptions. Confidential Information shall not include, and the confidentiality obligations in this Agreement shall not operate as a restriction on each Party’s right to use, disclose, or deal with information which:
9.3.1.
was in the Receiving Party’s possession prior to the time it was acquired from the Disclosing Party as evidenced by written records and was not directly or indirectly acquired from the Disclosing Party;
9.3.2.
is or lawfully becomes generally available to the public through no fault of Receiving Party;
9.3.3.
is lawfully and independently made available to the Receiving Party on a non-confidential basis by a third party who has the legal right to make sure disclosure;

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9.3.4.
is released from its confidential status by the Disclosing Party; or
9.3.5.
is independently developed by or for the Receiving Party without the use of the Disclosing Party’s Confidential Information as evidenced by written records.

Nothing in this Agreement shall restrict a Receiving Party from disclosing Confidential Information as required by Applicable Law or court order or other governmental order or request, provided in each case the Receiving Party shall, to the extent permitted by Applicable Law, timely inform the Disclosing Party and use Commercially Reasonable Efforts to limit the disclosure to the minimum Confidential Information required to be disclosed, determined in the reasonable discretion of the Receiving Party in consultation with the Receiving Party’s legal counsel, and maintain the confidentiality of such Confidential Information. The Receiving Party shall permit the Disclosing Party to attempt to limit such disclosure by appropriate legal means.

10.
INTELLECTUAL PROPERTY
10.1.
Work Product. Each Party, Subcontractor, and Third Party Vendor owns, and shall continue to own, its Background Intellectual Property, without conferring any interests therein on the other Party. Work Product shall be and remain the exclusive property of Sponsor. All data, information, reports, and any discoveries, inventions, works of authorship, ideas, suggestions that may evolve from the Work Product or as the result of Services under this Agreement or through the use of the Sponsor Confidential Information (collectively, “Developments”) shall be exclusively owned by Sponsor. Syneos Health fully and irrevocably assigns to Sponsor all of its rights, title and interest in all Work Product and Developments and any related patents, copyrights and other Intellectual Property rights. Syneos Health shall not use any Work Product for any purposes other than the Services or as permitted by the last sentence of Section 7.6.2 without the prior written consent of Sponsor, which consent may be granted or withheld at the sole discretion of Sponsor.
10.2.
Syneos Health Works. [***].
10.3.
Licensed Code. If requested by Sponsor, Syneos Health may provide certain proprietary code developed by Syneos Health on licensed third party platform (“Licensed Code”). Sponsor agrees that Licensed Code shall be the sole and exclusive property of Syneos Health. Solely to the extent necessary for utilization by Sponsor for internal purposes or for submission to a Regulatory Authority and to the extent necessary for the use of the Work Product, Syneos Health grants Sponsor a non-transferable (except in accordance with Section 14.7), non-sublicensable, non-exclusive, royalty-free license to use, reproduce, distribute the Licensed Code. Sponsor shall not be entitled to receive any enhancement, updates to Licensed Code. Except as authorized in the preceding sentence, Sponsor is not entitled to use, reproduce, modify, display, reverse engineer, or distribute the Licensed Code. Licensed Code is provided to Sponsor on an “as-is” basis. Syneos Health does not make any warranties as to the Licensed Code, either express or implied, including but not limited to warranties of merchantability, fitness for a particular purpose, title, and non-infringement. Sponsor accepts sole responsibility and liability for its use of the Licensed Code and any results obtained from such use.
10.4.
Coding. In the event that the Services include encoding adverse events and/or medications, unless otherwise directed by Sponsor, Syneos Health will use the WHO Drug Dictionary for coding medications and the most recent version of MedDRA for coding adverse events. Sponsor represents and warrants that it will have a current license and/or subscription agreement with The Uppsala Monitoring Centre and/or MedDRA relating to the use of the WHO Drug and/or MedDRA Dictionaries, respectively, at all times it receives from Syneos Health or uses documentation containing such licensed information. In accordance with the requisite licensing agreement and validation requirements, Sponsor agrees to provide evidence of such licensure to Syneos Health and/or permits Syneos Health to seek validation from the licensor.
10.5.
Software Rights. Syneos Health may facilitate the use or distribution of software and associated software documentation in accordance with this Agreement. Syneos Health accordingly grants Sponsor a non-exclusive right to use, store, or disseminate such software and associated documentation for the sole purpose of conducting the Study for which Syneos Health is providing Services.

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10.6.
Publication. Syneos Health shall not publish the Study data, Study Records or any analysis thereof. Notwithstanding the foregoing, and subject to any applicable usage restrictions, whether by contract or Applicable Law, Syneos Health may use de-identified and aggregated data that arises from the Services in combination with similar de-identified and aggregated data arising from services to other sponsors of Syneos Health for the sole purpose of providing services to Syneos Health’s customers related to planning and conducting clinical trials for analytical, statistical or benchmarking purposes.
10.7.
Publicity. Except to the extent required by Applicable Law or the rules of any stock exchange or listing agency, no Party will use the name and logo of the other Party in any form of advertising, promotion or publicity or in any press release, without the prior written consent of the other Party.
11.
INDEMNIFICATION, LIABILITY, INSURANCE
11.1.
Indemnification by Sponsor. Sponsor shall indemnify, defend and hold harmless Syneos Health and its Affiliates and its and their respective directors, officers, employees, Subcontractors and agents (each, a “Syneos Health Party” and collectively, the “Syneos Health Parties”) from and against any and all losses, liabilities, obligations, penalties, claims, judgments, awards, damages, costs, fees, and expenses (including reasonable attorneys’ fees) whether joint or several (any of the foregoing, “Losses”) relating to, arising from or occurring as a result of a claim, demand, suit or cause of action made by a third party (a “Third Party Claim”) against any of the Syneos Health Parties in connection with: (i) any properly performed, non-breaching Services performed under this Agreement; (ii) breach of this Agreement or any negligence or reckless or willful act or omission of Sponsor; (iii) any of Sponsor’s representations and warranties set forth in this Agreement being untrue in any material respect; (iv) the administration, use or shipment of any associated Study Product or procedure performed or administered (whether arising out of warranty, negligence, strict liability, or any other product-based claim); or (v) any Intellectual Property infringement claims arising out of Study Product or any Intellectual Property owned or licensed by Sponsor and used in the performance of Services, except to the extent that any Losses are caused by any matter for which Syneos Health must indemnify any Sponsor Party as described in Section 11.2.
11.2.
Indemnification by Syneos Health. Syneos Health shall indemnify, defend and hold harmless Sponsor and its Affiliates and its and their respective directors, officers, employees, and agents (each, a “Sponsor Party” and collectively, the “Sponsor Parties”) from and against [***].
11.3.
Indemnification Procedures.
11.3.1.
Notice and Other Conditions. Each Party’s agreement to indemnify, defend, and hold the other harmless is conditioned on the indemnified Party (the “Indemnitee”): (i) providing prompt and timely written notice to the indemnifying Party (the “Indemnitor”) of any Third Party Claim, arising out of the indemnified activities promptly after the Indemnitee has knowledge of such claim, demand, or action; (ii) permitting the Indemnitor to assume full responsibility and costs to investigate, prepare for, settle and defend against any such Third Party Claim with counsel of the Indemnitor’s choice; and (iii) reasonably assisting the Indemnitor in the investigation of, preparation for, settlement and defense of any such Third Party Claim; and (iv) not compromising or settling any such Third Party Claim without the Indemnitor’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned, except that such consent shall not be required if such compromise or settlement does not attribute fault, violation of law or negligence to the Indemnitor or any of its Affiliates or any of their respective directors, officers, employees, contractors, agents or representatives, requires the Indemnitee to pay all amounts due in respect of such settlement and does not purport to restrict the future actions of the Indemnitor or any of its Affiliates; provided however, that failure of the Indemnitee to give timely notice shall not limit the Indemnitee’s right to indemnification except in such case where such failure materially and adversely affects the Indemnitor’s ability to defend against such claim. The Indemnitor shall not settle an indemnified Claim except with the Indemnitee’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned, except

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that such consent shall not be required if such compromise or settlement does not attribute fault, violation of law or negligence to the Indemnitee or any of its Affiliates or any of their respective directors, officers, employees, contractors, agents or representatives, requires the Indemnitor to pay all amounts due in respect of such settlement and does not purport to restrict the future actions of the Indemnitee or any of its Affiliates.
11.3.2.
Counsel. The Indemnitee shall have the right to participate jointly with the Indemnitor and/or be represented by its own counsel, at its own expense, in the defense, settlement or other disposition of any indemnification claim. If the Indemnitee exercises such right, the Indemnitor shall continue to control the investigation, defense and settlement activities, and all costs and expenses incurred by the Indemnitee for separate counsel shall be borne by the Indemnitee.
11.4.
Additional Expenses. Additionally:
11.4.1.
[***].
11.4.2.
[***].
11.5.
Limitation of Liability.
11.5.1.
IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES SUFFERED BY A PARTY IN CONNECTION WITH OR RELATED TO THIS AGREEMENT (INCLUDING LOSS OF PROFITS, USE, DATA, OR OTHER ECONOMIC ADVANTAGE), HOWSOEVER ARISING, EITHER OUT OF BREACH OF THIS AGREEMENT (INCLUDING BREACH OF EXPRESS OR IMPLIED WARRANTY), NEGLIGENCE, STRICT LIABILITY, TORT OR ANY OTHER THEORY, EVEN IF THE OTHER PARTY HAS BEEN PREVIOUSLY ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. FOR THE AVOIDANCE OF DOUBT, DIMINUTION IN VALUE OF CONFIDENTIAL INFORMATION IS A DIRECT AND FORESEEABLE DAMAGE ARISING FROM A BREACH OF SECTION 9 THAT IS SUBJECT TO SECTION 11.5.2.
11.5.2.
IN ADDITION, SYNEOS HEALTH’S LIABILITY FOR DIRECT DAMAGES ARISING UNDER THIS AGREEMENT SHALL BE LIMITED TO [***]; PROVIDED HOWEVER, THAT TO THE EXTENT DIRECT DAMAGES ARISE FROM [***], A PARTY’S LIABILITY FOR SUCH DIRECT DAMAGES SHALL NOT EXCEED [***]. THE LIMITATIONS SET FORTH IN THIS SECTION 11.5.2 SHALL NOT APPLY TO EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 11.
11.5.3.
THE LIMITATIONS SET FORTH IN THIS SECTION 11.5 SHALL NOT APPLY IN THE CASE OF GROSS NEGLIGENCE INCLUDING THAT WHICH MAY RESULT IN A BREACH TO SECTION 9, RECKLESSNESS, OR WILLFUL MISCONDUCT OF A PARTY.
11.6.
Insurance. Upon written request, each Party shall provide the other with a copy of its effective certificate of insurance or such other document evidencing that it has adequate coverage consistent with human clinical trial industry standards to cover its obligations hereunder, and in no event less than the minimum amount of insurance required by Applicable Law. Without limiting the generality of and in addition to the foregoing, Sponsor maintain clinical trial liability or products liability insurance with coverage equal to the greater of: [***] and (b) Syneos Health shall maintain Errors and Omissions (Professional Negligence) insurance of not less than $[***] USD per occurrence/aggregate. Coverage shall remain in force for the duration of this Agreement. For any claims-made policies, the policy shall be extended to the expiration of the applicable statute of limitations where the Services are being performed. With respect to clinical trial liability or products liability, Syneos Health and its Affiliates shall be included as additional insureds. A policy’s Broad Form Endorsement in place of being endorsed on the policy as additional insured shall be deemed acceptable.

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Sponsor hereby authorizes Syneos Health to provide Third Party Vendors with a copy of Sponsor’s certificate of insurance. Neither Party’s liability shall be capped by its insurance limits. Each Party represents and warrants that there are and will be no policy exclusions for any disease or Study Product that is the subject of the Services. Each Party’s insurer shall be rated [***] or better, or a non U.S. carrier with an analogous rating by a similar organization shall be deemed acceptable. Notwithstanding the forgoing, in the event Syneos Health agrees to provide Legal Representative Services Sponsor shall maintain clinical trial insurance not less than the greater of $[***] USD per occurrence/aggregate or the statutorily mandated coverage in the jurisdiction in which Syneos Health is the Legal Representative.
12.
DISCLAIMERS
12.1.
Sponsor acknowledges that:
12.1.1.
the results of the Services to be provided as outlined herein are inherently uncertain and that, accordingly, there can be no assurance, representation or warranty by Syneos Health that the Study Product will be successfully marketed by Sponsor;
12.1.2.
Syneos Health shall not be responsible for the authenticity of the Study Product;
12.1.3.
the terms of this Agreement exclude all implied warranties including, but not limited to, the implied warranties of merchantability and fitness for a particular purpose; and
12.1.4.
the Services provided by Syneos Health are based upon information supplied by Syneos Health and Sponsor, as well as others, and that Syneos Health does not guarantee or warrant the results of such Services to any functions or other standards.
12.2.
Nothing contained in this Agreement shall be construed in any manner as an obligation or inducement for either Party to recommend that any person or entity purchase the other Party’s or its Affiliates’ products or services.
12.3.
Regardless of anything to the contrary, no printed standard terms appearing on any proposal, purchase order, invoice, quotation, or other documentation relating to the Services will be effective in adding to or changing the terms of this Agreement or any Work Order.
13.
DATA PROCESSING

Syneos Health will Process Personal Data in accordance with Data Protection Laws. To the extent the Services involve the Processing of Personal Data, the Parties agree that such Processing will be governed by the terms set forth in Appendix B to this Agreement. Defined terms in this section not otherwise defined in this Agreement are defined as set forth in Appendix B. The Parties agree to negotiate in good faith and enter into a Personal Data Processing Addendum, which will become part of this Agreement after it is executed by both Parties. The Parties agree that Sponsor will not require Syneos Health to perform Services that require Processing of Personal Data prior to the execution of the Personal Data Processing Addendum. To the extent the Services involve the Processing of Personal Data the Parties agree that such Processing will be governed by the terms set forth in the Personal Data Processing Addendum.

14.
GENERAL TERMS
14.1.
Relationship of the Parties. The Parties are independent contractors and not agents of each other unless otherwise explicitly agreed to in writing. Nothing in this Agreement or any Work Order is intended or shall be deemed to constitute a partnership, principal/agent, employer/employee, or joint venture relationship. Neither Party shall have the power or right to bind or obligate the other Party, nor shall it hold itself out as having such authority, except to the extent, if at all, specifically provided for in this Agreement, Work Order or as authorized in writing.

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14.2.
Non-Exclusivity. Neither Party shall have any obligation of exclusivity of any nature to the other, or any obligation to conduct, sponsor, or to offer to conduct or sponsor, any particular services or Study or any number of Studies, unless specified in a Work Order. Each Party shall be free to provide services to or conduct or sponsor clinical or research studies or other projects involving other parties, so long as a Party’s agreement with any such third party does not prevent it from performing its material obligations under this Agreement or any Work Order.
14.3.
Force Majeure. In the event either Party is delayed, hindered or prevented from performing any act required hereunder by reasons beyond its ability to reasonably anticipate and prevent, control or mitigate, including, but not limited to, (i) acts of God; (ii) flood, fire, earthquake or explosion; (iii) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (iv) government order or law; (v) actions, embargoes or blockades in effect on or after the date of this Agreement; (vi) action by any governmental authority; (vii) national or regional emergency; (viii) strikes, labor stoppages or slowdowns or other industrial disturbances (except where such strike, lockout or labor trouble involves a Party’s own employees); or (ix) new pandemics or epidemics other than the on-going COVID-19 pandemic; or (x) shortage of adequate power or transportation facilities (a “Force Majeure Event”), then performance of such act (except for payment of money owed) shall be extended for the reasonable period of such delay, and either Party shall be granted a reasonable period of time to perform after the cessation of the reason for the delay; provided that such performance shall be excused only to the extent of and during such disability and the affected Party shall use Commercially Reasonable Efforts to resume performance as soon as reasonably practicable. Syneos Health shall promptly notify Sponsor if, by reason of any Force Majeure Event, Syneos Health is unable to meet any such time for performance specified in this Agreement. Notwithstanding the foregoing, Sponsor shall not be relieved from payment of non-cancellable expenses incurred by Syneos Health as a result of a Force Majeure Event.
14.4.
Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, excluding that body of law known as choice of law, and shall be binding upon the Parties hereto in the United States and worldwide.
14.5.
Dispute Resolution. In the event any dispute arises between the Parties concerning this Agreement, the interpretation of this Agreement, the application of this Agreement or the Services performed pursuant to this Agreement, the Parties shall first settle such a dispute by good faith negotiation and consultation between themselves, including senior representatives with authority to resolve the dispute (“Senior Representatives”). This section shall apply regardless of whether the nature of the dispute originates in contract, tort, statute or other legal basis. If such efforts do not result in a resolution, and at least [***] have elapsed since notification of the dispute pursuant to Section 14.6, the Parties may next seek to mediate their dispute pursuant to the Commercial Mediation Procedures of the American Arbitration Association (AAA). The Parties agree to convene with the mediator, with Senior Representatives present, for at least one session.

If mediation does not result in resolution or [***] have elapsed since notification of the dispute pursuant to Section 14.6, for disputes with an amount in controversy less than $[***], the Parties agree to resolve the dispute through arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the AAA, then pertaining (available at www.adr.org), except where those rules conflict with this provision, in which case this provision controls. For disputes with an amount in controversy greater than or equal to [***], the Parties agree to proceed under the AAA’s Streamlined Three-Arbitrator Panel Option, with each Party appointing a single arbitrator, who both will then select the third neutral arbitrator. Any court with jurisdiction shall enforce this clause and enter judgment on any award. Within [***] of initiation of arbitration, the Parties shall agree upon and follow procedures assuring that the arbitration will be concluded and the award rendered within no more than [***] from selection of the arbitrator(s) or, failing agreement, procedures meeting such time limits designated by the AAA. The arbitration shall be held in New York, New York, conducted in the English language and shall apply the substantive law of Delaware, except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. The arbitrator shall be bound by the expressed terms of this Agreement. Each Party shall bear their own costs in connection with

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any of the remedial actions set forth above. By agreeing to arbitration, the Parties do not intend to deprive any competent court of such court’s jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of the arbitration proceedings and the enforcement of any award or judgment. Without prejudice to such provisional remedies in aid of arbitration as may be available under the jurisdiction of a court of competent jurisdiction, the court of arbitration shall have full authority to grant provisional remedies and to award damages for failure of any Party to respect the court of arbitration’s order to that effect.

14.6.
Notices. All formal or legal notices, requests, demands or other communications hereunder, other than communications reasonably deemed to be day-to-day within the duties of project management shall be in writing and shall be deemed given upon the earlier of (a) actual receipt, (b) one (1) day after the date sent if delivered by nationally recognized overnight delivery service or (c) three (3) days after the date sent if sent by certified mail with return receipt to the address set forth below:

If to Syneos Health:	If to Sponsor:

Syneos Health, LLC Attn: Legal Department 1030 Sync Street Morrisville, NC 27560 Phone: [***] Email: [***]	Apnimed, Inc. 20 Holyoke Street Cambridge, Massachusetts 02138 Attention: Chief Executive Officer

14.7.
Assignment. Neither Party shall have the right to assign this Agreement or any of the rights or obligations hereunder without the prior written consent of the other Party, except that (i) either Party may assign this Agreement without such consent to (i) an Affiliate, (ii) a successor to that area of its business to which this Agreement is related, where such Affiliate or successor has the financial and operational capacity and ability to perform the assigning Party’s obligations hereunder, and in the case of Sponsor as the assignor, all outstanding balances owing to Syneos Health at the time of assignment are paid in full prior to the effective date of the assignment, or (iii) to the successor such Party whether by merger, consolidation, sale of substantially all assets, or other change of control transaction; provided that such assignment shall not relieve the assigning party of its obligations under this Agreement. Any attempted assignment in violation of this Section 14.7 shall be void. This Agreement shall be binding on the Parties and their respective successors and permitted assigns. This Agreement shall not be deemed to create any rights in any third party, including Subcontractors, or to create any obligations of a Party to any such third party.
14.8.
Survival. The terms, provisions, representations and warranties contained in this Agreement that, by their context are intended to survive the performance thereof by either or both Parties hereunder, shall so survive the expiration or termination of this Agreement.
14.9.
Entire Agreement. This Agreement, in conjunction with its attachments, embodies the entire and integrated understanding between the Parties and supersedes all prior agreements or understandings, negotiations, or representations either written or oral, regarding its subject matter. The Parties have not relied on any statement, representation, warranty, or agreement of the other Party or of any other person on such Party’s behalf, except for the representations, warranties, or agreements expressly contained in this Agreement. No modification of this Agreement shall be deemed effective unless in writing and executed as described herein.
14.10.
Binding Agreement. This Agreement shall be binding upon the Parties and shall inure to the successors and assigns of the Parties.

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14.11.
Waiver. Any waiver granted shall not be deemed effective unless in writing and executed by the Party against whom enforcement of the waiver is sought. Waiver or forbearance by either Party or the failure to claim a breach of any provision of this Agreement or to exercise any right or remedy provided by hereunder, or under Applicable Law, shall not constitute a waiver with respect to any subsequent breach of this Agreement.
14.12.
Severability. If any term or provision of this Agreement shall be held to be invalid, illegal, unenforceable or in conflict with Applicable Law, the validity, legality and enforceability of the remaining terms shall not be affected or impaired. If deletion of such provision materially alters the basis of this Agreement, then the Parties shall negotiate in good faith an alternative provision that as closely matches the Parties’ intent as the original provision but that does not violate Applicable Law.
14.13.
Headings Not Controlling. Headings used in this Agreement are for reference purposes only and shall not be used to modify the meaning of the terms and conditions of this Agreement.
14.14.
Counterparts. This Agreement and any Work Order may be executed in several counterparts by duly authorized individuals on behalf the Parties, each document of which shall be deemed an original but all of which shall constitute one and the same instrument.

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[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by a duly authorized individual on behalf of each requisite Party effective as of the Effective Date. In the event that the Parties execute this Agreement by exchange of portable document format, other electronically signed copies or facsimile signed copies, the Parties agree that, upon being signed by both Parties, this Agreement shall become effective and binding and that such copies will constitute evidence of the existence of this Agreement.

SYNEOS HEALTH, LLC		APNIMED, INC.

By:	/s/ Jason Farley	By:	/s/ Lawrence G. Miller
Name: Jason Farley Title: Sr Director, Corporate Counsel Date: May 12, 2023		Name: Lawrence G. Miller Title: President Date: May 12, 2023

SYNEOS HEALTH UK LIMITED

By:	/s/ Jonathan Boykin
Name: Jonathan Boykin Title: SVP, Global Pricing and Deal Management Date: May 15, 2023

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APPENDIX A

EARLY PHASE SERVICES

[***]

Appendix A – Early Phase Services

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APPENDIX B

DATA PROCESSING

[***]

Appendix B – Data Processing

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